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                                                                    EXHIBIT 99.1


                    Contact:
                    Mary P. Sundeen, Sr. Director
                    Corp. Communications
                    301-738-2490



FOR IMMEDIATE RELEASE
JULY 28, 1999

              ENTREMED, INC. COMPLETES PRIVATE PLACEMENT TO SUPPORT
                CLINICAL DEVELOPMENT OF ANGIOGENESIS INHIBITORS

       Rockville, MD, July 28, 1999...EntreMed, Inc. (NASDAQ:ENMD) today reported completion of a private placement of equity securities that raised more than $25 million. The proceeds from the placement will be used to support the Company's clinical development of angiogenesis inhibitors. First Security Van Kasper acted as placement agent, and the investor group included prominent institutional investors and existing shareholders who had indicated a desire to further their position through participation in such a transaction.

       Dr. John W. Holaday, EntreMed Chairman, President and Chief Executive Officer commented on the private placement: "Yesterday, we announced that the Food and Drug Administration granted permission for the initiation of Phase I human clinical trials of Endostatin(TM) protein in cancer patients. By the end of this year, EntreMed plans to submit 2-methoxyestradiol. Completion of this transaction will reinforce EntreMed's financial strength as we move three lead product candidates into the clinic." Wendell M. Starke, EntreMed's Vice Chairman, and recently retired Chairman of INVESCO also commented: "EntreMed's Board of Directors are pleased that this new financial commitment will enable the scientific team to continue its rapid development of the Company's portfolio of angiogenesis inhibitors. The Board also noted that the progression of Endostatin(TM) protein from discovery to human clinical trials is expected to be accomplished in near record time."

       In the private placement, the Company issued shares of common stock and two series of warrants. The Company issued shares of common stock at a 7.5% discount to a five-day averaged market price. The two series of warrants have an exercise price at a significant premium to the present market price and may be called by the Company if the market price for the common stock reaches certain levels.

       Rockville, Md.-based EntreMed, Inc., The Angiogenesis Company, is a leader in the field of antiangiogenesis research, which involves the inhibition of abnormal blood vessel growth recently associated with a broad range of diseases such as cancer and atherosclerosis. The Company's strategy is to accelerate development of its core technologies through collaborations and sponsored research programs with university medical departments, research companies and government laboratories.

         For further information, please visit the EntreMed web site at www.entremed.com.